Exhibit 10.25

INTERNATIONAL DISTRIBUTION AGREEMENT

EXCLUSIVE DISTRIBUTOR WITH MINIMUM PURCHASES

Date: November 13, 2006

Company:	Skullcandy, Inc. 1910 Prospector Avenue, Suite 301 Park City, Utah 84060 Contact Person: Jeremy Andrus

Distributor:	57 North AB (org. no: 556707-0056) Kabelgatan 5 SE-434 37 Kungsbacka, Sweden Contact Person: Anders Hakansson

Reputation:	Company hereby represents and warrants and Distributor acknowledges and agrees that Company (a) has developed, through tremendous effort and expense, proprietary Company products, including but not limited to Skullcandy branded and OEM or Private labeled consumer electronic and related products, MP3/audio products, headphones, apparel, helmets and other accessories, (“Company Products”) and has a reputation for excellent and high quality Products, (b) is the owner of the worldwide Skullcandy marks and related marks and logos (the “Trademarks”), each of which has a substantial value to Company, and (c) has created significant goodwill in the marketplace through the sales of Company’s high quality Products and high quality marketing of those Products.

Abilities:	Distributor hereby (i) represents and warrants that Distributor has the finances, skills, employees, and resources to effectively distribute Company’s Products in the Territory, (ii) agrees to distribute the Products in the Territory in good faith, (iii) undertakes not to take any action which materially damages the good name, reputation, or goodwill of Company, any of the Company Trademarks, or any of Company’s Products or their proprietary formulations; and (iv) undertakes to maintain the good name, reputation, and goodwill of Company, the Company Trademarks, or Company’s products.

Territory:	Exclusive territory: Europe

Markets:	Retail, wholesale, online, catalog, and direct response

Term:	The Agreement shall have a fixed initial 3 year term, with a thirty-six month notice period for termination thereafter, subject to the termination provisions in Section 7 hereafter.

Terms of Sale:	FOB Factory Payment terms extended by factories/vendors to Company shall be extended to Distributor

Minimum Purchase Volumes:

- 2007: $2 million in purchases from Company

- 2008 and beyond: Metric shall be established based on prior year’s sales for Company globally (defined as the sales markets of the USA, Canada, Australia, Japan and South Korea aggregated annually), excluding Distributor’s sales, and applied to Europe’s minimum purchases requirement for the following year. E.g. If global sales (minus European sales) in 2007 for Company Products increase by 50%, then Distributor’s purchases minimum must also increase by 50% in the subsequent year (2008).

- In the event Distributor misses the minimum purchases requirement by no more than 20% in any given year, then it has the ability to cure contract default in the subsequent year by meeting the minimum purchases for the subsequent year and additionally, making up the difference between the actual purchases for the prior year and the minimum purchases which were not previously met.

- Company shall provide Distributor with third-party verification that the metric for determining minimum purchases has been appropriately calculated, by providing Distributor with a summary of its gross sales, verified by an independent, third party accountant

Company and Distributor hereby agree to be bound by the terms and conditions of this Distribution Agreement (“Agreement”) which consists of these four pages and the general terms and conditions which follow and are incorporated herein by this reference.

Both parties expressly acknowledge that Distributor is an independent contractor with respect to Company. Distributor expressly understands and agrees that this Agreement does not make Distributor an agent or legal representative of Company for any purpose whatsoever and that the sole relationship between Company and Distributor is that of independent contractors, and is not an agency, partnership, joint venture or franchise. Distributor is not granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Company, or to bind Company in any manner whatsoever.

This Agreement and any rights and obligations hereunder shall not be assigned or transferred (by operation of law or otherwise) by Distributor without the prior written consent of Company (which will not be unreasonably withheld), and any attempted transfer or assignment without such consent shall be void. Transfer of a controlling interest of the shares in Company is not covered by this clause.

In the event that an offer is made to acquire Distributor, and Distributor’s shareholders agree to be purchased on those terms and conditions, Company shall have a right of first refusal to acquire Distributor on the same terms and conditions.

This Agreement, which is in the English language only (which shall be controlling), shall be governed in all respects by the laws of the State of Utah, U.S.A. (excluding principles of conflicts of law), as if this Agreement were executed in and to be wholly performed in the State of Utah. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

Skullcandy, Inc.

By:	/s/ Rick Alden
Rick Alden, its President

Fiftyseven North AB

By:	/s/ Anders Hakansson
Anders Hakansson, its MD

By:	/s/ Leif Harder

General Terms and Conditions

and Distribution Procedures

1. Additional Definitions. The following additional terms, as used herein, shall have the following meanings:

1.1 “Company Trademarks” shall mean each of the trademarks, service marks, trade names, logos or other identifying indicia of Company for Company’s Products as specified to Distributor and held by Company.

1.2 “Distribution Procedures” shall mean Company’s rules and procedures contained herein that are applicable to each of Company’s distributors of the Products (including Distributor), and which may be in good faith amended from time to time by Company upon not less than thirty (30) days prior written notice to Distributor.

1.3 “Governmental Agency” shall mean any domestic or foreign national, state or municipal government or multinational body (including, without limitation, the U.S. Government, the European Union and the governments or authorities of each country in the Territory), any subdivision, agency, commission, or authority thereof, and any quasi governmental or private body exercising any regulatory or taxing authority thereunder.

1.4 “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, other entity or Governmental Agency.

1.5 “Products” shall mean each of Company’s products listed on the Company price sheet which include, but are not limited to, consumer electronics, MP3/audio products, headphones, cell phone accessories, apparel, helmets, and related products as they may exist from time to time (Company reserves the right to unilaterally delete products no longer supplied by Company, to modify the specification, style, design or color of any products, and to add new products, in each case such change to be effective without prior notice to Distributor).

1.6 “Territory” shall mean the country or countries as set forth (after the term “Territory”) on the first page to this Agreement; provided, however, that such country is included in the Territory only so long as Company is not restricted, pursuant to the applicable government’s export control laws and regulations, from granting a right with regard to or distributing Products to such country.

1.7 “U.S. Government” shall mean the United States Government, including any agencies, commissions, branches, instrumentalities and departments thereof.

1.8 “EU” shall mean the controlling regulatory authorities within the member countries of the European Union, and each of the countries that are member signatories to the European Union agreements.

2.  Distributorship.

2.1 Appointment. Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor, during the Term, as Company’s exclusive distributor in the Territory of the Products for Distributor’s distribution to its Customers (as hereinafter defined) in the Territory for their sale only in the Territory, and Distributor hereby accepts such appointment. Distributor shall be entitled to appoint sub-distributors. Such consent shall be granted within 5 business days and shall not be unreasonably withheld. Distributor shall impose the relevant obligations contained in the Agreement on its sub-distributors.

2.2 Distribution Procedures for Ordering, Pricing, Warranty, Shipment, Return, Payment. The parties hereby agree that these General Terms and Conditions, along with the Distribution Procedures set forth on Exhibit A hereto shall also govern with regard to the ordering, storage, warranty, shipment, return, payment, marketing, distribution, sale, disposal, and limitations on liability of or for the Products. Company shall sell the Products to Distributor based upon Company’s then-current wholesale price list minus the agreed discount.

2.3 No Distribution Outside Territory. Distributor hereby agrees not to do any of the following, directly or indirectly. (i) sell or solicit sales of or distribute the products outside of the Territory (provided, however, that if the express statutory law of the Territory requires that a distributor be allowed to sell products to customers outside of the Territory who place unsolicited orders to buy such products with such distributor , then Distributor is authorized by the appointment in Section 2.1 above to fill such unsolicited orders), (ii) modify the Products without the consent of Company, or (iii) distribute the Products in other than Company’s original packaging or with other than the Company Trademarks without the Consent of Company.

2.4 Inspection. In order to ensure Distributor’s compliance with the terms of this Agreement, Distributor hereby agrees that Company shall have the right, at its Company’s expense, to inspect, at reasonable times, either itself or through its duly authorized representatives, all or any portion of Distributor’s facilities with regard to (i) the use of the Products, Confidential Information, and Company Trademarks, (ii) the storage marketing, sale, and distribution of the Products, and (iii) Distributor’s compliance with this Agreement.

2.5 No Competing Products or Brands. During the term of this Agreement, Distributor shall not (i) distribute, sell, or promote any products or brands which are in direct competition with the Products, or (ii) distribute the Products to any person or entity which Distributor has a reasonable basis to believe will directly or indirectly distribute the Products outside of the Territory or modify the Products or distribute the Products in other than Company’s original packaging or with other than the Company Trademarks. For clarity, Distributor shall not prevented from distributing, selling, or promoting products or brands that it already distributed prior to Company’s development of a competing Products or Products.

3.  Trademark License.

3.1 Subject to the terms and conditions of this Agreement and the Distribution Procedures, Company hereby grants to Distributor during the Term a nonexclusive, non-transferable, royalty-free, right and limited use license to the Company Trademarks (and the goodwill related thereto) in the Territory for the limited use only of building brand awareness and of marketing and distributing in the Territory the Products to Distributor’s Customers in the Territory pursuant to this Agreement. For clarity, Distributor shall be entitled to use the name “Skullcandy Europe” as the name of its company for the duration of this Agreement.

3.2 Distributor hereby agrees (i) not to directly or indirectly use the Company Trademarks (or any translation or transliteration thereof) in any manner or for any products or services except as expressly permitted by this Agreement, (ii) not to directly or indirectly create any translation or transliteration of the Company Trademarks without the consent of Company (and Distributor hereby agrees that if it does, then Company shall be deemed the owner of such translation or transliteration), (iii) that Company is the owner of the Company Trademarks (and of any translation or transliteration thereof), and that Distributor has no ownership or beneficial right or interest in or to the Company Trademarks (or in any translation or transliteration thereof), (iv) not to directly or indirectly register, challenge, or take any action with regard to the Company Trademarks (or any translation or transliteration thereof), (v) not to directly or indirectly create, use, or register any mark or brand which is similar to any of the Company Trademarks (or any translation or transliteration thereof), (vi) not to directly or indirectly confuse, mislead or deceive the public in connection with the Products, (vii) not to directly or indirectly sell or distribute any knockoff or counterfeit goods, and (viii) to cease all use of the Company Trademarks (and any translation or transliteration thereof) upon termination of this Agreement. Distributor hereby irrevocably assigns to Company any and all ownership, beneficial and other rights or interests which Distributor has, or may have at any point in time, in any of the Company Trademarks (and in any translation or transliteration thereof) or in any confusingly similar mark or brand. All of the obligations under this Section 3 shall survive any expiration or termination of this Agreement.

4.  Additional Duties of Distributor.

4.1 Good Faith Efforts. Distributor hereby agrees to vigorously and diligently market and promote the distribution and sale of and to sell, the full range of Products in the Territory to Distributor’s Customers in the Territory.

4.2 Minimum Purchases. Distributor hereby agrees to purchase from Company, during each portion of the Term, the Minimum Purchase Volumes of Products as specified on the cover pages of this Agreement. However, Distributor shall not be required to purchase the Minimum Purchase Volumes to the extent material actions or inactions by Company make it commercially unreasonable for Distributor to meet its annual minimum purchases.

4.3 Quality Customers. Distributor hereby agrees that the Products sold through any sales channel in the Territory will be of Company approved classification. Distributor understands that the Skullcandy brand is intended to be sold through high-end, brand building retailers (such as electronic retailers similar to Best Buy and Circuit City, or high end fashion boutiques such as Armani Emporium). Skullcandy is also intended for distribution into quality wireless and Core specialty sports retailers. Distributor understands that the Skullcandy brand will never be sold in discount or other retail that might be considered by the Company to degrade the brand (such as Wal-Mart or K-Mart in the US). If there are questionable accounts, Distributor will consult with Company for clarification. In addition, Distributor agrees (i) to provide to Company upon Company’s request, but not more than on a semi-annual basis, a list of the names of Distributor’s then current Customers, and (ii) not to sell, distribute or dispose of any of the Products through factory outlet stores, warehouse or parking lot sales, swap meets, or similar outlets. Company shall treat Distributor’s customer list as confidential information

4.4 Policing. Distributor hereby agrees (i) to make vigorous, good faith efforts to ensure compliance by its Customers with the relevant terms of this Agreement, and (ii) to stop distribution of Products to its Customers whose actions violate the limited rights granted in this Agreement.

4.5 Training/Sales Meetings. Distributor hereby agrees to train and educate (with regard to the Products) the employees of Distributor and its direct Customers. Distributor also agrees to provide a meeting room at its headquarters for a Company Representative to conduct at least two sales meetings per annual period.

4.6 Annual Marketing Plan. Distributor hereby agrees to deliver (by both courier and email) to Company by no later than 30 days prior to December 1st (unless Company authorizes in writing, on a case-by-case basis, a later date) of each calendar year during the Term, the annual marketing plan for Distributor’s next calendar year with regard to the Products, which plan shall include (i) projected purchase revenue, (ii) marketing, advertising, and sales plans, and, (iii) current market evaluation. The annual marketing plan will include a list of the tradeshow events

Distributor shall attend, including ISPO, CEBIT, Eurobike, and IFA. The tradeshows Distributor shall attend may change by mutual agreement with Company year by year.

4.7 Forecasts. Distributor hereby agrees to quarterly deliver to Company Distributor’s complete sales forecast for the Products (broken down by model and number of units) for the next quarter. Distributor understands that Company is relying on this forecast in its manufacturing schedule and for placing Company’s orders with its suppliers. However, for the avoidance of doubt, the forecasts are not purchase orders, and Distributor shall under no circumstances be liable for purchases or orders made by Company based on the forecasts.

4.8 Sales Reports. Distributor hereby agrees to (together with forecasts in clause 4.7) deliver to company accumulated sales broken down by model and number of units for the previous calendar quarter.

4.9 Compliance With Law. In carrying on its obligations under this Agreement, Distributor agrees to comply with all applicable laws and regulations and other orders, in the Territory. Company shall be responsible for the Products’ conformance with the relevant products liability legislation in the Territory.

4.10 Records. Distributor hereby agrees to maintain, and make available to Company upon its reasonable request for inspection records of advertising and promotional campaigns with respect to the products, and records of all damaged or non-conforming Products, returns, and disposals.

4.11 Sales to Foreign Governments. Distributor agrees that it will provide Company with reasonable reports of any known sale of the Company Products to any governmental agency for purposes of compliance with the Foreign Corrupt Practices Act of the United States. Distributor agrees that it will tender invoices to foreign government agencies that purchase Company’s Products that reflect the actual price paid by Distributor to Company. Distributor agrees that it will pay the full list price of Company’s then current price list for purchases for resale to any foreign government agency. Distributor represents, warrants and agrees that no portion of the sales of Distributor have been or will be offered, paid or promised, directly or indirectly, to any official agent, consultant or employee of any government, including without limitation, any government of any country in the Territory, or any agency thereof (individually and collectively “Government”); or any corporation or entity owned by a Government or any political party or candidate for political office of a Government. Distributor aggress that no officer, director, shareholder, employee or other representative of the Company has the authority to waive compliance with this prohibition.

4.12 EU Directive 86/653. Distributor is not earning commissions for the sale of the Products and it expressly agrees that it is not an agent of Company, and it is not subject to the mandatory indemnity or compensation upon termination provisions contained in EU Directive 86/653, the European Self-Employed Agents Directive Act.

5.	Additional duties of Company

5.1 Product Quality. All Company Products shall be first quality, free from faults, defects, liens and patent infringements, and be subject to Distributor’s inspection. Neither Distributor’s inspection nor failure to inspect shall relieve Company of any obligations, representations or warranties.

5.2 Lead Time. Company shall use commercially reasonable efforts to meet all of Distributor’s order delivery times, provided, however, that orders placed between July 1 and October 31 will require at least a 90 day production lead time, and orders placed between November 1 and June 30 will require at least a 60 day production lead time.

5.3 Warranty/Support/Product Liability. Products shall comply with all applicable consumer legislation, including any governmentally mandated warranties, products liability legislation. It is Distributor’s responsibility to notify Company of violations within their Territory, and give commercially reasonable time to cure the problem. Company shall provide Distributor with commercially reasonable support for any customer’s warranty claims. See clause 3 in Exhibit A. Company shall indemnify, defend and hold harmless Distributor and its directors, officers, employees and agents from any and all causes of action, liabilities, claims, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of, related to or in connection with the Product’s manufacturing defects or product liability. Company shall in such event have the right to, at its sole discretion and expense, undertake the defense of any claim against the Distributor, either as the defendant or as co-defendant by intervention. Distributor shall indemnify, defend and hold harmless Company and its directors, officers, employees and agents from any and all causes of action, liabilities, claims, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of related to or in connection with non-conformance with consumer or governmental legislation related to sales of Company products within their Territory.

5.4 Ordering. Company shall promptly, and without delay, furnish to the Distributor all relevant correspondence, purchase orders, order acknowledgements, invoices, credit memos, and other documents or information it receives from customers, potential customers, or sub distributors in the Territory. All purchase orders for the Products shall be made in writing by Distributor to Company.

6.    Confidential Information.

6.1 Confidential Treatment. During the term of this Agreement, each party will be made aware of confidential or proprietary information or trade secrets of the other party (including information relating to the Products and any Product formulations, the distributorship created under this Agreement, or present or anticipated Products, processes, know-how, sales strategies, business affairs, financial and pricing information, contractual arrangements, identities of employees, strategic plans, or marketing plans) (collectively the “Confidential Information”). During and after the term of this Agreement, the parties hereby agree to maintain in strict confidence and not to use or disclose the Confidential Information, except to their employees during the Term of this Agreement who must have access to it in order to fulfill their obligations pursuant to this Agreement or except as permitted in writing by the other party. The parties shall take every reasonable precaution to protect the confidentiality of the Confidential Information, consistent with the higher of the standard of care that the parties exercise with respect to their own confidential information or the standard of care that in ordinarily prudent business would exercise to protect its own confidential information. The parties agree that this Section 6 shall survive any expiration or termination of this Agreement.

6.2 Return. The parties agree, upon expiration or termination of this Agreement, to promptly return to the other party or, at the other party’s option, destroy any physical, written or electronic records (including any translations) containing any Confidential Information, whether such physical, written or electronic records were supplied by the other party or prepared by the party from information supplied by the other party. The party shall certify in writing to the other party as to such return or destruction.

6.3 Ownership. The parties hereby agree that the Confidential Information and the Company Trademarks and Distributor’s trademarks and intellectual property are, and shall remain, the property of the respective parties, and that the other party shall not obtain any right, title, interest or license in or to any of the Confidential Information, Company Trademarks, or Distributor’s trademarks and intellectual property except for the limited rights set forth in this Agreement.

6.4	Advertising.

6.4.1 Advertising. In order ensure efficient and coordinated advertising, Company may only advertise and promote the Products within the Territory with Distributor’s consent, not to be unreasonably withheld.

6.4.2 Minimum Distributor Advertising. Distributor agrees to invest not less than three percent (3%) of its annual purchases of Products to advertise and carry out public relations with regard to the Products, in point-of-sale materials and merchandising fixtures relating to the Products. Distributor further agrees (i) to act in accordance with the reasonable policies and procedures prescribed from time to time by Company for all its distributors, (ii) to use at its discretion advertising, sales brochures, public relations and public copy, aids, programs, folders and other materials which Company may develop from time to time, and to use such other materials as Company shall have approved, and (iii) to act strictly in accordance with applicable laws and regulations and without the use or dissemination of any false or misleading information.

6.4.3 Prior Approval. Distributor shall submit to Company for its prior review, samples of its advertising and promotional plans and materials that Distributor desires to use to promote the Products that have not been prepared or previously approved by Company, including without limitation, translations of materials prepared by Company in the English language and press releases for publication in any media. If Company has not responded within 10 business days, such material shall be considered approved.

7. Indemnity. Distributor hereby agrees to indemnify, defend and hold harmless Company and its directors, officers, employees and agents from and against any and all causes of action, liabilities, claims, costs damages and expenses (including reasonable attorneys’ fees) arising out of related to or in connection with (a) Distributor’s misuse of the Company’s Confidential Information and the Company Trademarks, (b) Distributor’s importation, storage, marketing, sale, or distribution of the Products, except to the extent such liabilities, claims, costs, damages and expenses arise from a breach by Company of any of its covenants herein, and (c) Distributor’s failure to comply with any applicable law, regulation, or order. This indemnity is conditional on Company’s giving to Distributor commercially reasonable notice in writing of any claim being made or action threatened or brought against Company and on Company’s permitting Distributor at its own expense to conduct any litigation that may ensue and all negotiations for a settlement of the claim, provided such as litigation and/or settlement dose not materially negatively impact Company. The provisions of this Section 6 shall survive any expiration or termination of this Agreement.

8.     Termination.

8.1 Breach. In the event Company, on the one hand, or Distributor, on the other hand, breaches or otherwise fails to perform any part of this Agreement, then the party hereto not in breach may notify in writing the party in breach and demand that such breach or such failure to perform be corrected within a stipulated period, which period, shall not be less than thirty (30) days following notification. Provided, however, that after three failures by Distributor to timely pay monies due (even though and which have been later cured) within a twelve month period, Company shall, in the case of any subsequent failure by Distributor to timely pay monies due, be entitled to terminate this Agreement without giving to Distributor a cure period for such breach. If the party in breach fails to correct the breach within the period stated in the written notice of demand for correction, required, and such breach is material, the other party may, in its sole discretion and in addition to any other remedies, terminate this Agreement by giving the party in material breach written notice of termination.

8.2 By Company. Notwithstanding Section 8.1 above, Company may (but is not obligated to) terminate this Agreement or terminate the exclusivity in the Territory, at Company’s sole election, for any of the following reasons by giving 30 days written notice thereof to Distributor: (i) Distributor materially fails to implement its annual marketing plan (which plan is delivered to Company pursuant to Section 4 above) or materially fails to achieve the objectives set forth in such annual marketing plan, (ii) Distributor takes any action or fails to take action which materially damages the good name, reputation, or goodwill of Company, the Company Trademarks, or Company’s Products, (iii) Distributor fails to meet its annual Minimum Purchase Volume as written in clause “Minimum Purchase Volumes” in the main agreement, (iv) Distributor does not order any Products in any 6 month period, or (v) Distributor sells or markets a directly competing brand or product in material violation of this Agreement.

8.3 Other Events of Termination. Either party may (but is not obligated to) terminate this Agreement for any of the following reasons by giving written notice thereof to the other party: (i) the filing by the other party of a petition in bankruptcy under the laws of any country, or the other party’s being ordered or adjudged bankrupt or placed in a receivership, or the assignment for the benefit of creditors of any of the other party’s assets, or the seizure or attachment of substantially all of the assets of the other party, provided such seizure or attachment is not remedied within a period of thirty (30) days; (ii) the filing of the petition in bankruptcy against the other party by any other Person, which petition is not dismissed with sixty (60) days of such filing; (iii) the insolvency, liquidation or dissolution of the other party; (iv) the expropriation by any government or Governmental Agency of all or substantially all of the assets of the other party; or (v) the U.S. Government export control laws prohibition on Company’s direct or indirect sale of the Products in the entire Territory.

8.4 Termination for Convenience. Either party may terminate this Agreement at any time and for any reason on not less than thirty six (36) months prior written notice to other party, notice not to be given prior to the expiration of the initial thirty-six month term.

8.5 Effect. In the event of the expiration of the Term or the termination of this Agreement pursuant terms of this Agreement, the rights and licenses granted pursuant to this Agreement shall be automatically revoked, and Distributor shall cease using and distributing the Products, Confidential Information, and Company Trademarks covered by this Agreement and each party shall promptly return to the other party (or at the other party’s request, destroy) at the other party’s expense all documents and materials containing any of the Confidential Information or the Company Trademarks or Distributor’s trademarks or intellectual property; provided, however, so long as Distributor has paid for all Products ordered, Distributor may, during the six (6) month period after termination, sell such Products in its possession to its Customers in the Territory so long as such sales are in accordance with this Agreement, and at the end of such 6-month period, Distributor shall destroy any remaining Products in its possession. Distributor may, however, at its option, elect to return to Company any or all of Distributor’s then outstanding inventory of the Products for the price paid by Distributor. Expiration or termination of this Agreement shall not release either party to this Agreement from any liability or obligation which at the time of expiration or termination is already accrued to the other party or which thereafter may accrue with respect to an act or omission arising either prior to such expiration or termination or after such expiration or termination when there is a continuing obligation.

8.6 Nonexclusive Remedy. Termination of this Agreement by either party shall be a nonexclusive remedy for breach and shall be without prejudice to any other right or remedy of such party. Company shall be solely responsible for the determination and establishment of prices, discounts, specifications, credit and all other conditions governing the acceptance of purchase orders from customers or potential customers for the sale of the Products. Company shall bear the exclusive responsibility for determining allowances and adjustments in accounts, authorizing the return of the Products and the design, development, supply, production and performance of the Products.

9.    Miscellaneous.

(a) Venue: The parties agree to the jurisdiction and venue of a court of competent jurisdiction located in the State of Utah for the resolution of all disputes concerning this Agreement which are not subject to arbitration as set forth below

(b) Arbitration: The parties agree that any dispute under this Agreement shall be subject to binding arbitration before one arbitrator in Park City, Utah and shall be conducted otherwise in accordance with the rules of the American Arbitration Association. Notwithstanding the foregoing, however, arbitration shall not apply to any action by Company to (i) enjoin any misappropriation, disclosure or other improper use of its patents, Trademarks, trade secrets or other intellectual property rights or confidential information; (ii) involving a dispute with Distributor which, to be resolved, requires the joinder of any third party not subject to this Agreement, or (iii) which must be filed prior to the anticipated conclusion of the arbitration so as to avoid the operation of a statute of limitation or other preclusive filing deadline. The parties agree that any award by an arbitration shall be conclusive and binding, and that any award shall be enforceable under the New York Convention on the Enforcement of Foreign Arbitral Awards.

(c) Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein. The provisions of this Section 9 shall survive any expiration or termination of this Agreement. This Agreement may be modified, amended, superseded, or canceled only by a written instrument signed by each of the parties hereto, and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party to be bound by any such waiver.

(d) Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. If a court of competent jurisdiction holds that there is a conflict between any provisions hereof and any present or future statute, law, ordinance, regulation or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

(e) Headings; Counterparts; fax Signatures. The Section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. This Agreement may be executed in counterpart, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. The parties agree that facsimile signatures of the parties shall be binding.

(f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given (i) if delivered personally or sent by facsimile or electronic mail (email) transmission (confirmed orally and a copy sent by airmail), on the date given, (ii) if delivered by a courier express delivery service, on the date of delivery, (iii) if by certified or registered mail, postage prepaid, return receipt requested, seven (7) days after mailing, to the parties (or their successors in interest or their assignees) at the addresses listed on the cover page to this Agreement, or at such other addresses as such party may designate by written notice in the manner aforesaid, or (iv) in case of notifications regarding late payments as outlined in paragraph 8.1 notification is deemed given by electronic mail (email) only.

(g) Force Majeure. No party hereto shall be liable in any manner for failure or delay in the fulfillment of all or part of this Agreement because of acts of God, governmental orders or restriction, war, threat of war, warlike conditions, terrorism, hostilities, sanctions, mobilization, blockade, embargo, revolution, riot, civil unrest, acts of aggression, strike, lockout, plague or other epidemics, fire, flood, earthquake, or any other similar causes or circumstances beyond the reasonable control of the parties. Any such failure or delay shall not be deemed a breach of this Agreement; provided, however, that (i) the party so prevented from complying with this Agreement shall continue to take all actions within its power to comply as fully as possible and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch, and (ii) if any such event or delay shall prevent the performance by Distributor of its obligations under this Agreement for a period of three (3) months or more, then Company shall then be entitled to terminate this Agreement, effective upon delivery of written notice to Distributor.